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                                                                   EXHIBIT 10.10


                              SEVERANCE AGREEMENT
                              -------------------

          This Severance Agreement is entered into as of this 30th day of December, 1996 by and between Aseco Corporation, a Delaware corporation (the "Company"), and Carl S. Archer, Jr. (the "Employee").

                                   Recitals:
                                   --------

          WHEREAS, the Employee is an executive officer of the Company; and

          WHEREAS, the Company and the Employee wish to provide for the payment of certain severance compensation by the Company to the Employee in the event the Employee's employment by the Company is terminated.

          NOW, THEREFORE, in consideration of the Employee's continued service to the Company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  Definitions.
              -----------

          "Benefit Period" shall mean the twelve (12)-month period following the Termination Date, in the context of Section 2, and the twenty-four (24)-month period following the Termination Date, in the context of Section 3.

          "Cause" shall be deemed to exist if the Board of Directors of the Company in good faith determines, after giving the Employee notice and an opportunity to be heard, that the Employee has committed an act constituting fraud, embezzlement, larceny or theft.

          "Change in Control" shall mean (i) the sale, lease, transfer or other disposition by the Company of all or substantially all of its assets in a single transaction or a series of related transactions; (ii) the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction; or (iii) the sale or exchange (to or with any person or entity other than the Company) by the stockholders of the Company of more than 50% of the outstanding voting stock of the Company in a single transaction or series of related transactions.


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          "Ineligibility Period" shall mean that portion of the applicable
Benefit Period when the Employee is ineligible for coverage under the Company's group life or group health insurance policies.

          "Termination Date" shall mean the effective date of the termination of the Employee's employment with the Company.

          2.  Severance Other Than Following a Change in Control.
              --------------------------------------------------

          In the event the Employee's employment by the Company is terminated for any reason other than (i) for Cause by the Company, (ii) voluntary resignation by the Employee or (iii) the Employee's death, and Section 3 is inapplicable, the Company shall (i) pay the Employee within five (5) days after the Termination Date a lump sum amount equal to the sum of (A) twelve (12) times the Employee's monthly base salary in effect at the time of such termination plus (B) the average of the annual bonus amounts paid to the Employee in respect of the Company's two fiscal years immediately preceding the Termination Date (less applicable withholding taxes and FICA with respect to (A) and (B)) and
(ii) continue to provide during the Benefit Period life and health insurance coverage to the Employee, with benefits substantially comparable to those provided to executive officers of the Company generally immediately prior to such termination. Notwithstanding the foregoing, the Company shall have the right, in lieu of providing such coverage during any Ineligibility Period, to pay the Employee an amount equal to 200% of the amount it would have cost the Company to provide such coverage during such Ineligibility Period, assuming the Employee were eligible for coverage under the Company's group insurance policies and assuming further no increase in premium costs under such policies after the commencement of such Ineligibility Period.

          3.  Severance Following a Change in Control.
              ---------------------------------------

          Except as provided in the last sentence of this Section 3, in the event the Employee's employment by the Company is terminated for any reason whatsoever, including voluntary resignation by the Employee, within twenty-four months following a Change in Control, the Company shall (i) pay the Employee within five days after the Termination Date a lump sum amount equal to the sum of (A) twenty-four (24) times the Employee's monthly base salary in effect at the time of such termination plus (B) two times the average of the annual bonus amounts paid

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to the Employee in respect of the Company's two fiscal years immediately preceding the Termination Date (less applicable withholding taxes and FICA with respect to (A) and (B)) and (ii) continue to provide during the Benefit Period life and health insurance coverage to the Employee, with benefits substantially comparable to those provided to executive officers of the Company generally immediately prior to such termination. Notwithstanding the foregoing, the Company shall have the right, in lieu of providing such coverage during any Ineligibility Period, to pay the Employee an amount equal to 200% of the amount it would have cost the Company to provide such coverage during any Ineligibility Period, assuming the Employee were eligible for coverage under the Company's group insurance policies and assuming further no increase in premium costs under such policies after the commencement of the Ineligibility Period. Notwithstanding anything to the contrary contained in this Agreement, the Employee shall not be entitled to any severance benefits pursuant to Section 2 or this Section 3 if the Employee's employment by the Company is terminated by the Company for Cause.

          4.  Vesting of Stock.  Upon a Change in Control, the vesting of all
              ----------------
stock options held by the Employee and exercisable to purchase common stock of the Company shall be accelerated so that all such options shall be immediately exercisable in full.

          5.   Miscellaneous.
               -------------

               5.1 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including without limitation that certain letter agreement dated October 23, 1990.

               5.2 This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

               5.3 This Agreement shall be construed, interpreted and enforced in accordance with the laws of The Commonwealth of Massachusetts.

               5.4 This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business.

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               5.5   The captions of the sections of this Agreement are for
convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

               5.6 In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                                        ASECO CORPORATION



                                        By:___________________________

                                        Title:________________________



                                        EMPLOYEE



                                        ______________________________
                                        Carl S. Archer, Jr.


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